Exhibit 99.1


                          FOR IMMEDIATE RELEASE

                    HALLMARK FINANCIAL SERVICES, INC.
                  SECOND QUARTER 2004 EARNINGS RESULTS

 FORT WORTH, Texas, (August 12, 2004) - Hallmark Financial Services, Inc. today reported operating results for the second quarter of fiscal 2004. Income for the quarter ended June 30, 2004 increased 274% to $1.5 million, or $0.04 per diluted share, as compared to net income of $0.4 million, or $0.03 per diluted share, for the same period in 2003. Income before extraordinary gain for the six months ended June 30, 2004 increased 247% to $2.9 million, or $0.08 per diluted share, as compared to income before extraordinary gain of $0.8 million, or $0.07 per diluted share, for the same period in 2003. Total net income for the six months ended June 30, 2004 was $2.9 million, or $0.08 per diluted share, as compared to $9.0 million, or $0.77 per diluted share for the same period in 2003.

 The extraordinary gain of $8.1 million in fiscal 2003 is related to the acquisition of Phoenix Indemnity Insurance Company ("Phoenix"). Hallmark's weighted average shares outstanding increased to 36.6 million diluted shares during the first six months of fiscal 2004, compared to 11.5 million diluted shares during the first six months of fiscal 2003, primarily as a result of a successful shareholder rights offering completed in the third quarter of fiscal 2003.

 "We are again pleased to report the highest operating earnings in the Company's history for the quarter and six month periods. The Company's record second quarter 2004 earnings, which eclipsed the first quarter 2004 record earnings, are as a result of the continuing bottom line improvement across both of our reporting segments. Our results continue to reflect benefits achieved through ongoing initiatives directed at improving performance as well as sustained favorable market conditions," stated Mark
 E. Schwarz, Chief Executive Officer. "We are very encouraged by what we've seen through the second quarter. The decisive actions that we undertook in our personal lines segment starting in 2003 have resulted in significantly improved underwriting results. The loss and loss adjustment expense ratio for this segment for the six months ended June 30, 2004, was 60% compared to 69% for the same period of 2003, resulting in an increase in income before extraordinary gain of 72% for the segment for the period. In the commercial segment, commission revenue for the six month period ended June 30, 2004, has increased by more than 20% over the same period in 2003 as a result of increased premium production arising mostly from premium rate increases on renewal business. We anticipate that premium rate increases will continue at a moderating level throughout 2004."


 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".


 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                For further information, please contact:
        Mark J. Morrison, Chief Financial Officer at 817.348.1600
                           www.hallmarkgrp.com

              HALLMARK FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                   (In thousands, except per share amounts)


                                    Three Months Ended     Six Months Ended
                                          June 30                June 30
                                    ------------------     ------------------
                                      2004       2003        2004       2003
                                    -------    -------     -------    -------
 Gross premiums written            $  7,011   $  7,849    $ 15,764   $ 29,764
 Ceded premiums written                   1      1,218          25     (7,180)
                                    -------    -------     -------    -------
   Net premiums written               7,012      9,067      15,789     22,584
   Change in unearned premiums          932      2,361         419      1,346
                                    -------    -------     -------    -------
   Net premiums earned                7,944     11,428      16,208     23,930

 Investment income, net of expenses     344        260         623        454
 Finance charges                        536        991       1,083      2,080
 Commission and fees                  5,295      4,347      10,490      7,697
 Processing and service fees          1,524        977       3,004      2,285
 Other income                             7         42          15        319
                                    -------    -------     -------    -------
   Total revenues                    15,650     18,045      31,423     36,765

 Losses and loss adjustment expenses  4,422      7,551       9,649     16,441
 Other operating costs and expenses   9,004      9,395      17,443     18,165
 Interest expense                        21        432          45        875
 Amortization of intangible asset         7          7          14         14
                                    -------    -------     -------    -------
   Total expenses                    13,454     17,385      27,151     35,495
                                    -------    -------     -------    -------
 Income before income tax and
   extraordinary gain                 2,196        660       4,272      1,270

 Income tax expense                     703        225       1,367        432
                                    -------    -------     -------    -------
 Income before extraordinary gain     1,493        435       2,905        838
 Extraordinary gain                       -        (36)          -      8,116
                                    -------    -------     -------    -------
 Net income                        $  1,493   $    399    $  2,905   $  8,954
                                    =======    =======     =======    =======
 Basic earnings per share:
   Income before extraordinary
     gain                          $   0.04   $   0.04    $   0.08   $   0.07
     Extraordinary gain                   -          -           -       0.73
                                    -------    -------     -------    -------
     Net income                    $   0.04   $   0.04    $   0.08   $   0.80
                                    =======    =======     =======    =======

 Diluted earnings per share:
   Income before extraordinary
     gain                          $   0.04   $   0.04    $   0.08   $   0.07
     Extraordinary gain                   -      (0.01)          -       0.70
                                    -------    -------     -------    -------
     Net income                    $   0.04   $   0.03    $   0.08   $   0.77
                                    =======    =======     =======    =======